Exhibit 99.1

                Origin Agritech Acquires a Controlling
           Interest in Denong Zhengcheng Seed Company, Ltd.

    BEIJING & SAN DIEGO--(BUSINESS WIRE)--Jan. 19, 2006--Origin Agritech Limited (Nasdaq: SEED) announced today that it has entered into an agreement to acquire a controlling 52.21% interest in Denong Zhengcheng Seed Company, Ltd. ("Denong"), a developer, producer, and marketer of rice, cotton, and rape seed hybrids in China, for approximately $5 million in cash. Origin announced a Memorandum of Understanding regarding this transaction in December 2005.
    Denong is best known for its hybrid rice seed products, which it sells primarily in the southwest region of China. The revenues of Denong for the fiscal years ending December 31, 2003 and December 31, 2004 (on a PRC GAAP audited basis) were RMB169 million ($20.8 million at an exchange rate of RMB8.11 per $1.00) and RMB213 million ($26.3 million at an exchange rate of RMB8.11 per $1.00), respectively.
    Denong has a strong portfolio of proprietary hybrid rice seeds. It is currently producing and selling ten proprietary rice hybrids, 6 proprietary rapeseed hybrids, and 5 proprietary cotton hybrids. The Company has 4 research facilities and 5 production facilities, all located in southwestern China. Denong has approximately 350 employees.
    Dr. Gengchen Han, Origin's Chief Executive Officer said today "We are extremely pleased with this acquisition because Denong's strengths in the hybrid seed market complement our own and broaden our hybrid offering. With the acquisition of the controlling interest in Denong, we now have a significant presence in China in two major crops, corn and rice. In addition, we have added complementary offerings in cotton seed and have a new offering, rapeseed, to add to our product mix. We expect that the addition of the hybrid pipeline of Denong to that of Origin will further strengthen our growth over the next few years. In addition, Denong brings with it a large, localized distribution network that we can utilize to augment the sale of our current product line.
    "From a financial point of view, the acquisition of Denong will not change our previously issued guidance on earnings of $11 million on projected revenues of $55 million for the year ending June 30, 2006. However, we expect that Denong will become a significant contributor over the next few years as it integrates with Origin. Closing of the transaction is contingent only on routine government registration procedures, which are expected to be completed within 30 days."

    About Origin

    Founded in 1997, Origin specializes in the research, development, production, sale and distribution of hybrid corn rice and cotton seeds in China. The Company owns or leases facilities in, among other locations, Beijing, Gansu, Henan, Helongjiang, Liaoning, Jilin, Hainan and the Sichuan provinces, and also has an office in San Diego, CA. Origin launched its first entirely internally developed seed in 2003 and introduced four new proprietary corn hybrids to the market in 2004. In 2005 Origin had five new proprietary corn hybrids and one new proprietary cotton hybrid approved by the government registration office. Origin anticipates that it will introduce over 40 new proprietary products into the government testing and approval cycle between now and 2008.

    Forward Looking Statements

    This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Origin's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in China, weather and natural disasters, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Origin is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of seed products; timing approval and market acceptance of new products introduction; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in Origin's filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Origin assumes any obligation to update the information contained in this press release or filings.



    CONTACT: Origin Agritech Limited
             Richard Propper, MD
             Vice President, Corporate Development
             619-795-4627
             or
             Investor Relations Counsel:
             Devin Sullivan, 212-836-9608
             dsullivan@equityny.com
             Adam Prior, 212-836-9606
             aprior@equityny.com